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                                                                    Exhibit 3.7

                     THIRD AMENDED ARTICLES OF INCORPORATION

                                       OF

                             WISCO FARM COOPERATIVE

                                    ARTICLE I
                                      Name


      1.01 The name of this cooperative is WISCO FARM COOPERATIVE. It is a cooperative organized under Chapter 185 of the Statutes of Wisconsin.

                                   ARTICLE II
                                    Location

      2.01 The registered agent of the cooperative and his address are:

                       Russell P. Roedl
                       423 Margarette Street
                       Lake Mills, WI 53551
                       Jefferson County

                                   ARTICLE III
                                    Purposes

      3.01 General Purpose. This cooperative may engage in any activity within the purposes for which cooperatives may be organized as provided by Chapter 185, Wisconsin Statutes.

                                   ARTICLE IV
                                     Capital

      4.01       Capital Stock.

      a. The authorized capital stock of this cooperative shall be two hundred
(200) shares Common Stock at a par value of One Thousand Dollars ($1,000) per share.

      b. Common Stock shall be issued to and held by any individual, association or corporation.

      c. Annual dividends may be fixed by the Board of Directors.

      4.02 Transfer. No transfer of stock shall be binding upon the cooperative unless made on its books. A stockholder who wishes to offer his stock for sale shall first offer it in writing to the Board of Directors. Until sixty (60) days after receiving such written offer, the Board shall have the option to buy such stock for the cooperative as provided by statute. The Board also shall have the right to recall the stock of any stockholder as provided by statute upon sixty
(60) days notice in
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writing by mail to the holder's last post office address as shown by the cooperative records. When recalling the Common Stock of a holder not entitled to vote, payment may be made in Capital Equity Certificates issued by the cooperative at face value. When retiring stock, the cooperative may offset against it any sum the holder may owe the cooperative. Upon failure to receive a Certificate of Stock which has been recalled for redemption or for any other reason within the time fixed for the surrender thereof, the cooperative may cancel the stock on its books, and carry the value thereof as an account for the holder without interest until the certificate is presented.

      4.03 Other Forms of Capital.

      a. The cooperative may also issue Preferred Capital Certificates, Capital Equity Certificates, Certificates of Indebtedness or similar securities on a patronage basis or otherwise as may be provided for in the By-laws, but no such security shall entitle the holder thereof to any vote in the affairs of the cooperative. Each member's ownership shall be recorded in the books and ledgers of the cooperative and evidenced to him annually by written notice. The property and participation (including voting) rights and interests of each member in the cooperative may be unequal and may be determined and fixed by the Board of Directors in the proportion that the patronage of each member shall bear to the total patronage of all members of the cooperative, or on any other basis permitted under Section 185.45 of the Wisconsin Statutes.

      b. All notices of ownership shall be recorded in the records of the cooperative according to the year in which it is issued. Preferred Capital Certificates, Capital Equity Certificates or similar securities and other records of ownership shall be transferable only the books of the cooperative. A member who wishes to offer his certificate for sale shall first offer it in writing for sale to the Board of Directors. The Board of Directors may also have the right to recall any certificate or redeem any evidence of ownership upon sixty (60) days' notice in writing to the last post office address of the holder as shown on the cooperative records.

      4.04 Lien. The cooperative shall have first lien on all equities and securities it has issued for all indebtedness of the holder thereof to the cooperative.

                                    ARTICLE V
                                   Membership

      5.01 The cooperative may have more than one class of members.


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      5.02 The designation, qualifications, requirements, method of acceptance, incidents of membership and condition and terms of termination of membership of each class shall be set forth in the By-laws.

                                   ARTICLE VI
                                    Directors

      6.01 The number, method and manner of election of directors shall be set forth in the By-laws.

                                   ARTICLE VII
                                Patronage Refunds

      7.01 All net proceeds of this cooperative and additions to reserves shall be distributed, on a cooperative basis, annually only to members holding Common Stock or the other forms of capital set forth in paragraph 4.03 of these Articles, and to those patrons who choose to buy stock or such other form of capital. Patronage refunds may be distributed in cash or in capital equity credits as more particularly provided for in the By-laws. Stock and capital equity credits shall be redeemable only at the option of the Board of Directors. The Board of Directors may, in its discretion, credit any of the net proceeds to allocated or unallocated surplus or reserves of the cooperative.

                                  ARTICLE VIII
                           Liquidation or Dissolution

      8.01 Upon liquidation or dissolution of the cooperative, any sum remaining after payment of all debts shall first be applied to the holders of Common Stock proportionately up to their par value, then to the members and former members on the basis of their recorded interest in capital proportionately up to face value. Any sum remaining shall be distributed ratably among the members of the cooperative.

                                   ARTICLE IX
                                   Amendments

      9.01 The cooperative may amend these Articles or may dissolve in the manner provided by statute at the time of amendment or dissolution.

                                    ARTICLE X
                               Board of Directors

      10.01 The business and affairs of this cooperative shall be managed by a board of directors of not less than three (3) persons, as set by the Bylaws. Every director shall be a voting member or a representative of a voting member who is other than a


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natural person. Directors shall be elected by the voting members of the cooperative for such terms as the By-laws may prescribe, at the annual meeting of members.

      Executed in triplicate as of the date below written. The amendments to these Articles are several, and can be seen by comparing these Third Amended Articles with the original Articles, the Amended Articles and the Second Amended Articles. The number of members of this corporation is one (1), and the members voting for these Third Amended Articles was one (1).

      Subscribed to the 16th day of February 1989.


                                    WFC, INC.


                                    By /s/ Russell P. Roedl
                                       -------------------------------------
                                       Russell P. Roedl, President

                                    By /s/ Helen Nehring
                                       -------------------------------------
                                       Helen Nehring, Secretary

STATE OF WISCONSIN  )
                    )  ss
COUNTY OF JEFFERSON )

      Personally came before me this 16th day of February, 1989, the above named Russell P. Roedl and Helen Nehring, to me known to be the persons who executed the foregoing instrument and acknowledged the same as officers of WFC, Inc.

                                      /s/ [ILLEGIBLE]
                                          ----------------------------------
                                          Notary Public

                                          My Commission expires 12/16/90

This document was drafted by:
MAUN, HAYES, SIMON, JOHANNESON,
BREHL AND ODLAUG (PTC)
3500 West 80th Street
Suite 520
Bloomington, MN 55431


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